As filed with the Securities and Exchange Commission on June 22, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________________________________

I.C. ISAACS & COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)		52-1377061 (IRS Employer Identification Number)
	475 10th Avenue, 9th Floor New York, New York (Address of Principal Executive Offices)	10018 (Zip Code)

_____________________________________________

I.C. ISAACS & COMPANY, INC.

2007 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Gregg A. Holst
Chief Financial Officer
I.C. Isaacs & Company, Inc.
475 10th Avenue, 9th Floor
New York, New York 10018
(Name and Address of Agent for Service)

(646) 459-2600
(Telephone Number, Including Area Code,
of Agent for Service)

Copy to:

Terrence Shen, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of Americas
New York, New York 10036
(212) 715-9100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered Common Stock (par value $0.0001 per share)	Amount to be Registered 600,000 (1)	Proposed Maximum Offering Price Per Share $1.15 (2)	Proposed Maximum Aggregate Offering Price $690,000	Amount of Registration Fee $21.18
.

(1)           In accordance with Rule 416 under the Securities Act of 1933, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividend or similar transactions.

(2)
Estimated, in accordance with 17 CFR 230.457(c) and (h), solely for the purpose of calculating the registration fee. The Proposed Maximum Offering Price Per Share is based on the average of the high and low prices reported by the OTC Bulletin Board on June 19, 2007, which is within five (5) business days prior to the date of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

(1)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on April 2, 2007;

(2)  The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the SEC on May 15, 2007;

(3)  The Registrant’s Current Reports on Form 8-K filed with the SEC on January 24, 2007, April 5, 2007, April 24, 2007, as amended on April 25, 2007, May 8, 2007, May 9, 2007, May 11, 2007 and June 18, 2007;

(4)  The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A initially filed with the SEC on November 14, 1997 (Commission File No. 0-23379), including any subsequent amendment or report filed for the purpose of updating that description; and

(5)  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold.

Item 4.  Description of Securities.

Inapplicable.

Item 5.  Interest of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Pursuant to Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), Article IX of our Amended and Restated By-Laws (the "By-Laws") provides that we shall indemnify any person in connection with any threatened, pending or completed legal proceeding (other than a legal proceeding by or in the right of the company) by reason of the fact that he is or was our director, officer, employee or agent or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such legal proceeding if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, if he has no reasonable cause to believe that his conduct was unlawful. If the legal proceeding is by or in the right of the company, the director or officer may be indemnified by us against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest and except that he may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to us unless a court determines that he is fairly and reasonably entitled to be indemnified.

We maintain liability insurance on behalf of any person who is or was our director, officer, employee or agent or who serves or served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at our request as permitted under Article IX of our By-Laws.

Pursuant to Section 102(b)(7) of the Delaware Corporation Law, Article VII of our Amended and Restated Certificate of Incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of his loyalty to us or our stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption from Registration Claimed.

Inapplicable.

Item 8.  Exhibits.

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.01 of the Registration Statement on Form S-1 (file no. 333-37155) filed on October 3, 1997 (the "S-1 Registration Statement").

4.2	Certificate of Amendment of our Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.06 to our Quarterly Report on Form 10-Q filed on August 14, 2003.

4.3	Amended and Restated By-laws, incorporated herein by reference to Exhibit 3.02 of the S-1 Registration Statement.

4.4	Specimen common stock certificate, incorporated herein by reference to Exhibit 4.01 of the S-1 Registration Statement.

4.5	I.C. Isaacs & Company, Inc. 2007 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on June 18, 2007.

5.1	Opinion and consent of Kramer Levin Naftalis & Frankel LLP.

23.1	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of BDO Seidman, LLP.

24	Power of Attorney (included on the signature page of this Registration Statement).

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and,

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 22nd day of June, 2007.

I.C. ISAACS & COMPANY, INC.
By:	/s/ Gregg A. Holst Name: Gregg A. Holst Title: Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below each severally constitutes and appoints Gregg A. Holst as true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do, or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

________________ Olivier Bachellerie	Director	June 22, 2007

/s/ René Faltz René Faltz	Director	June 22, 2007

/s/ Neal J. Fox Neal J. Fox	Non-Executive Chairman of the Board, Director	June 22, 2007

________________ François Girbaud	Director	June 22, 2007

/s/ Jon Hechler Jon Hechler	Director	June 22, 2007

/s/ Robert Stephen Stec Robert Stephen Stec	Interim Chief Executive Officer (Principal Executive Officer), Director	June 22, 2007

________________ John McCoy II	Director	June 22, 2007

EXHIBIT INDEX

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.01 of the Registration Statement on Form S-1 (file no. 333-37155) filed on October 3, 1997 (the "S-1 Registration Statement").

4.2	Certificate of Amendment of our Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.06 to our Quarterly Report on Form 10-Q filed on August 14, 2003.

4.3	Amended and Restated By-laws, incorporated herein by reference to Exhibit 3.02 of the S-1 Registration Statement.

4.4	Specimen common stock certificate, incorporated herein by reference to Exhibit 4.01 of the S-1 Registration Statement.

4.5	I.C. Isaacs & Company, Inc. 2007 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on June 18, 2007.

5.1	Opinion and consent of Kramer Levin Naftalis & Frankel LLP.

23.1	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of BDO Seidman, LLP.

24	Power of Attorney (included on the signature page of this Registration Statement).